Huckleberry
CAPITAL MANAGEMENT

January 23, 2017

Dear Willow Oak Asset Management:

This side letter agreement (hereinafter referred to as this "Side Letter") is being entered into by Willow Oak Asset Management, LLC (hereinafter referred to as the "Investor") and Huckleberry Capital Management, LLC (hereinafter referred to as the "General Partner"), for itself and on behalf of Huckleberry Real Estate Fund II, LLC (hereinafter referred to as the "Fund"), to which is serves as general partner and investment adviser, in connection with the Investor's investment in the Fund, as set forth herein. Capitalized terms that are used but not defined in this Side Letter shall have the respective meanings ascribed to such terms in the Fund's Confidential Private Placement Memorandum, Operating Agreement, or Subscription Agreement, in each case, as in effect of the date of this Side Letter (hereinafter referred to collectively as the "Fund Documents").

1. **Investment Amount**. The Investor shall invest a minimum of $750,000.00 in the Fund. This amount shall be received by the Fund no later than January 31, 2017.

2. **Preferred Return.** The Investor shall receive a Preferred Return equal to 15.0% of the capital Investor invests in the Fund. This Preferred Return shall be allocated to the Investor subsequent to the Return of Capital and prior to the Carried Interest distributions as set forth in the Private Placement Memorandum. The Investor's profit share shall be calculated as 70% of the Investor's pro-rata share of Fund profits in excess of the 15.0% Preferred Return.

3. **Target Return.** The General Partner shall target a net IRR to the Investor of approximately 25%. This target return reflects the Investor's Preferred Return and the General Partner's expectations regarding the prospects and timing of the real estate projects in which the Fund shall invest. This target return is not a guarantee and is subject to all risks detailed in the Private Placement Memorandum. The General Partner offers no guarantee that the target return will be achieved or any investment in the Fund will achieve a positive return.

4. **Most Favored Nation.** None of the General Partner or any of its affiliates shall enter into, effective on or after the date of this Side Letter, any side letter or similar agreement or understanding (hereinafter referred to as an "Other Agreement") with any current or prospective investor in the Fund that would grant such investor any more favorable return terms than those set forth in Section 2 (Preferred Return) and Section 3 (Target Return) hereof, unless the Investor is provided with: a) reasonable advance notice of the proposed Other Agreement; b) any agreements or other materials relevant

to understanding the terms of the proposed Other Agreement; and c) the opportunity, after time to consider of no less than 60 days, to receive the more favorable return terms included in the proposed Other Agreement. The General Partner represents and warrants that is has disclosed to the Investor all side letters and similar agreements or understandings with respect to the Fund that would, if effective on or after the date of this Side Letter, trigger the Investor's rights as described in this Section.

5. **Fund Documents.** In the event of any conflict between the terms of this Side Letter and the Fund Documents, the parties acknowledge that the terms of this Side Letter shall prevail.

6. **Nature of Relationship.** Nothing in this Side Letter shall give the Investor any power or authority to govern or otherwise make decisions for or on behalf of the Fund or the General Partner. Nothing in this Side Letter shall be deemed to establish a joint venture or general partnership between the Investor on the one hand, and the General Partner and/or the Fund on the other hand.

7. **Further Assurances.** The parties to this Side Letter shall (and shall cause all entities under their respective control to) cooperate with each other to execute and deliver any other documents and do all further acts and things as may reasonably be necessary to carry out the intent of the parties under this Side Letter.

8. **Term and Termination.** This Side Letter shall remain in full force and effect so long as the Investor remains a Limited Partner in the Fund, and shall automatically terminate upon the complete withdrawal from the Fund by the Investor or the termination of the Fund by the General Partner. In addition, the parties may choose to terminate this Side Letter at any time in a written instrument signed by each of them.

9. **Amendments; No Waiver.** This Side Letter may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10. **Governing Laws; Jurisdiction.** This Side Letter shall be construed in accordance with and governed by the laws of the State of New Jersey, without reference to its principles of conflicts of lows or those of any other State. Each party hereto submits to the jurisdiction of the courts of the State of New Jersey and the Federal Courts in and for the District of New Jersey (hereinafter referred to collectively as the "New Jersey Courts") in connection with any action or proceeding relating to this Side Letter and any other document executed in connection herewith. Each party agrees that any action or proceeding involving any dispute arising out of or in connection with this Side Letter shall be brought only in the New Jersey Courts.

Huckleberry
CAPITAL MANAGEMENT

11. **Severability.** If any term or provision of this Side Letter is held invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Side Letter or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Side Letter so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12. **Counterparts.** This Side Letter may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument, and may be in pdf or other form of electronic copy.

13. **Section Headings.** All section headings herein are for convenience of reference only and are not part of this Side Letter, and no construction or reference shall be derived therefrom.

14. **Confidentiality.** The parties agree that the terms of this Side Letter are confidential. The parties shall not divulge or publicize the terms hereof except as may be necessary to enforce the promises, covenants, and/or understandings contained herein or as either party may be required to do so by law, court order, subpoena or other judicial action or governmental authorities; provided, that in such event, the disclosing party will seek appropriate confidentiality of those portions of this Side Letter for which confidential treatment is typically permitted by the relevant governmental authority.

IN WITNESS WHEREOF, the parties hereto have caused this Side Letter to be duly executed as of the date first set forth above.

Huckleberry Real Estate Fund II, LLC

By: ______________________
Name: Sean Sun
Title: Managing Principal

Willow Oak Asset Management, LLC
By: Sitestar Corporation, its sole member

By: ______________________
Name: Steven L. Kiel
Title: Chief Executive Officer, Chief Financial Officer and Director